Exhibit 23.4

CONSENT OF GOLDER ASSOCIATES INC.

March 24, 2015

Mr. Warren J. Merritt, PE

Director Engineering & Exploration

CONSOL Energy Inc.

CNX Coal Resources LP

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317-6506

RE: CNX Coal Resources LP—Registration Statement on Form S-1

Dear Mr. Merritt:

Golder Associates Inc., as independent mining engineers and geologists, hereby consents to (a) the use of our firm’s name and references to us as experts in the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission by CNX Coal Resources LP (the “MLP”), a subsidiary of CONSOL Energy Inc., and any amendment thereto, including the prospectus contained therein (the “Registration Statement”) and (b) the use of our audit letter dated February 2015 (and inclusion of information contained therein in the Registration Statement) relating to the proven and probable coal reserves of CONSOL Energy Inc.’s Pittsburgh No. 8 Coal Seam longwall mines as of December 31, 2014.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Golder Associates Inc. nor any of its employees had, or now has, a substantial interest in CONSOL Energy Inc. or any of its subsidiaries (including, for the avoidance of doubt, the MLP), as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

GOLDER ASSOCIATES INC.

/s/ Robert R. Yarkosky
Name:	Robert R. Yarkosky, P.E.
Title:	Principal and Mining Practice Leader